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August 19, 2004

Via Courier
Highland West Resources Attention: Jim Bob Byrd 7599 S. Gallup St Littleton, Colorado 80120	Rutherford Exploration, Inc. Attention: John R. Mittchell 7599 S. Gallup St Littleton, Colorado 80120
Savannah Exploration, Inc Attention: Glen A. Luebking 7599 S. Gallup St Littleton, Colorado 80120	David Bohun 7599 S. Gallup St Littleton, Colorado 80120

Dear Sirs:

Further to various discussions, this letter reflects the terms upon which JMG Exploration, Inc. ("JMG") is prepared to farmin on the interests in the Farmout Lands to Highland West Resources ("Highland"), Rutherford Exploration, Inc. (" Rutherford"), Savannah Exploration, Inc. ("Savannah") and David Bohun ("Bohun").

1. Definitions

Each capitalized term used in this Head Agreement will have the meaning given to it in the Farmout & Royalty Procedure, including those of such terms defined in Clauses 1.01 and 1.02 of the Farmout & Royalty Procedure, and, in addition:

(a) "Contract Depth" means a depth down to and including the lesser of 5 m below the top of the Pryor formation, or a depth down to and including the lesser of 5m below the top of the Grey Bull formation;

"Farmee" means JMG Exploration, Inc.;

"Farmor" means Highland West Resources, Rutherford Exploration, Inc., Savannah Exploration, Inc., and David Bohun, as to each party having a respective interest of 25%, with Highland West Resources acting as the Farmor's Designated Representative;

(d) "Test Well" means any Earning Well drilled pursuant to Clause 5 of this Head Agreement.

Schedules

The following Schedules are attached hereto and made part of this Agreement:

(a) Schedule "A", which describes the Title Documents and the Farmout Lands;

(b) Schedule "B", which is a list of the elections and amendments to the Farmout & Royalty Procedure;

The 1997 CAPL Farmout & Royalty Procedure, are incorporated into this Agreement by reference.

3. Pooling of the Farmor's Interest

The Farmor's agree to the pooling of the Farmout Lands as identified in Schedule "A" to allow the Farmee to its interest for the drilling of the Test Wells, or the Option Wells, as the case may be. The resulting interests of the Farmor's pooling their interests will be as follows:

Highland West Resources 25%

Rutherford Exploration, Inc. 25%

Savannah Exploration, Inc. 25%

David Bohun 25%

The Farmor's agree that the Farmee shall only be required to deal with the Farmor's Designated Representative concerning any elections, obligations, or any payable overriding royalty obligations to the Farmor Parties, the maintenance and renewals of the Farmout Lands under this Agreement.

4. Seismic Data

The Parties acknowledge, that the Farmor has an interest in Seismic Data that transverse the Farmout Lands with another party or parties. If the Farmee chooses, it will have access to examine the Seismic Data for quality control, and if it elects to reprocess the Seismic Data, then the Farmee shall obtain a licensed copy of the data from all Owner Parties of the Seismic Data in question. The Farmor shall assist the Farmee in obtaining the consent of all of the Seismic Data Owners, in obtaining a licensed copy of the Data.

5. Test Well

The Farmee will drill two Test Wells on the Farmout Lands to contract depth, to earn two (2) sections of the Farmout Lands of its choice, as described in Clause 6(A), within 60 days of the Farmor obtaining surface access for the drilling of the Test Well, subject to surface access, rig availability and regulatory requirements. The Farmee will also have the right the right for a period of two years drill additional wells to earn an additional section of land of the Farmee's choice for each well drilled.

Upon the completion of the drilling of 15 additional wells, the Farmee will have earned all of the Farmout Land as described in Clause 6(B). All provisions of the Farmout & Royalty Procedure pertaining to a Test Well will be read in the context of an individual Test Well as appropriate in the context.

If the Farmee does not drill the Second Test Well, the Farmee shall only have earned the Farmor's interest in the section of the Farmout Lands that it drilled on.

6. Earning

A. Subject to Article 3.00 of the Farmout & Royalty Procedure, the Farmee will, upon satisfaction of its obligations with respect to the Test Well earn the following interests in the Farmout Lands:

i) 100% of the Farmor’s Working Interest in the section, selected by the Farmee, upon which the Test Well was drilled, reserving unto the Farmor a 7.5% gross overriding royalty. However, if the existing Encumbrances on the Title Documents, when added to overriding royalty reserved unto the Farmor equal or exceed twenty percent (20%), then the amount of the overriding royalty interest granted to the Farmor shall be reduced so that the total amount of the Encumbrances equals twenty percent (20%), ensuring that the net revenue interest of the Farmee shall never be less than eighty percent (80%). For example, if the Farmor has earned 100% of the Farmor's Working Interest in a section of the Farmout Lands, and the Encumbrances that are attached to that section of Farmout Land are 14.5% in total, then the Farmor will have a reserved unto itself a 5.5% overriding royalty on that section of the Farmout Land.

ii) Upon the Farmee having drilled 2 Test wells on the Farmout Lands, the Farmee shall have the option to drill 15 additional wells within a period of 2 Years upon the rig release of the Second Earning Well to drill up to a further 15 wells.

iii) The Working Interest acquired by the Farmee is acquired subject to the Encumbrances as identified on Schedule "A".

B. Upon the Farmor having drilled 15 additional wells, the Farmee shall have earned the following:

i) 100% of the Farmor's Working Interest in the section of Farmout Lands, selected by the Farmee for each additional well drilled, reserving unto the Farmor a 7.5% gross overriding royalty. However, if the existing Encumbrances on the Title Documents, when added to overriding royalty reserved unto the Farmor equal or exceed twenty percent (20%), then the amount of the overriding royalty interest granted to the Farmor shall be reduced so that the total amount of the Encumbrances equals twenty percent (20%), ensuring that the net revenue interest of the Farmee shall never be less than eighty percent (80%). For example, if the Farmor has earned 100% of the Farmor's Working Interest in a section of the Farmout Lands, and the Encumbrances that are attached to that section of Farmout Land are 14.5% in total, then the Farmor will have a reserved unto itself a 5.5% overriding royalty on that section of the Farmout Land.

ii) 100% of the Farmor's interest in the balance of the Farmout Lands, reserving unto the Farmor a 2% Overriding Royalty on the undrilled Farmout Lands

iii) The Working Interest acquired by the Farmee is acquired subject to the Encumbrances as identified on Schedule "A".

7. Dispositions By Farmee During Earning Phase

The Farmee may dispose a portion of its rights, or all of its rights to Enterra Energy Corp. prior to earning hereunder, subject to the consent of the Farmor, which consent may not be unreasonably withheld. However, the Farmor is only required to look to the Farmee for performance of any duties and obligations required to be carried out under this Agreement prior to the Farmee earning its interest hereunder and prior to the appropriate notices of assignment being forwarded to the Farmor. If the Farmee obtains additional participants under this Clause, JMG Exploration, Inc. will be the representative of the Farmee for the purposes of Clause 1.04 of the Farmout & Royalty Procedure.

8. Right to Purchase by Enterra Energy Corp.

Upon the completion of the drilling of 15 Option Wells, or 2 years after the commencement of Operations on the Farmout Lands, whichever occurs first, Enterra Energy Corp. will have the right to purchase the interest of the Farmor Parties as outlined in Clause 6(A)(i) or Clause 6(B)(i) for a monetary consideration.

The amount of monetary consideration for the Farmor's Interest shall be based on an Independent Third Party Engineering Firm, which shall be mutually agreed to by both Parties. The evaluation of the Farmout Lands shall be on a Proved Developed Producing Reserve basis with a Net Present Value of 10% or a 10-year United States Bond Rate plus 5%

If any of the Farmor Parties receives a Bona Fide Offer To Purchase from a Third Party for its interest as outlined in Clause 6(B)(ii), then it shall promptly advise the Farmee of the receipt of such offer. Upon the Farmee receiving the terms of the Offer from the Farmor Party or Parties, it shall have 30 days from the receipt of the offer to elect to acquire the interest of the Farmor Party or Parties on the same terms and conditions as the offer that the Farmor received from the Third Party.

9. Land Maintenance Charges and Acquisitions Costs

The Farmee will make the payment described in Clause 11.02 of the Farmout & Royalty Procedure to reimburse the Farmor for rentals and other land maintenance payments associated with the Farmout Lands. Commencing upon the execution of this Agreement, the Farmee shall be responsible for the payment of the rentals on the Farmout Lands. The Farmor will also proceed with the reacquisition of those Farmout Lands, which need to be renewed or acquired, as identified on Schedule "A", on behalf of the Farmee. The Farmor shall provide documentation to the Farmee of the actual costs of the renewals or acquisitions costs for those lands that have been reacquired, with those costs not to exceed an amount of $50,000.00 (U.S. Dollars), if the amount of the requisition of those lands are expected to exceed the aforementioned $50,000.00, then the Farmor shall consult with the Farmee regarding those costs.

10. Counterpart Execution

This Agreement may be executed in counterpart. All of those executed counterpart pages when taken together will constitute the Agreement.

This offer is open for your acceptance until 4:00 p.m. August 23, 2004, and if this reflects your understanding of the terms and conditions of this Agreement, please sign and return 4 counterpart execution pages to my attention for distribution to the Parties.

Yours very truly,

JMG Exploration, Inc.

/s/ H.S. (Scobey) Hartley

H.S. (Scobey) Hartley

President

Accepted this 31st day of August 2004.

Savannah Exploration, Inc.

(Company Name)

/s/ Glen A. Luebking

(Name)

Accepted this 31st day of August 2004.

Highland West Resources

(Company Name)

/s/ Jim Bob Byrd

(Name)

Accepted this 3rd day of September 2004.

David Bohun

(Company Name)

/s/ David Bohun

(Name)

Accepted this 3rd day of September 2004.

Rutherford Exploration, Inc.

(Company Name)

/s/ John R. Mitchell

(Name)

Schedule "B" to an Agreement dated August 19, 2004 between JMG Exploration, Inc. and Highland West Resources, Rutherford Exploration, Inc., Savannah Exploration, Inc. and David Bohun

1997 CAPL Farmout & Royalty Procedure Elections And Amendments

Effective Date (Subclause 1.01(f)) - August 1, 2004

2. Payout (Subclause 1.01(t), if Article 6.00 applies) - Not Applicable

3. Clause 1.03 is amended as follows:

If the Farmor compromises more that one Party: (i) information and notices to be provided to the Farmor will be provided to the Farmor's designated Representative; (ii) elections provided to the Farmor will be made to the Farmor's designated Representative; and (iii) all payments of the Overriding Royalty shall be solely made to the Farmor's Designated Representative. The Farmor Parties may change the designated Representative at any time, with a minimum 60 days notice to the Farmee, but the Farmee shall only be required to deal with the Farmor's Designated Representative in all affairs concerns this Agreement.

4. Incorporation Of Clauses From 1990 CAPL Operating Procedure (Clause 1.02)

(i) Insurance (311) Alternate A - X Alternate B -

(ii) (Clause 2202) The Parties’ addresses for service are:

JMG Exploration, Inc. Highland West Resources

2600, 500 - 4th Avenue S.W. 7599 S. Gallup St.

Calgary, Alberta Littleton, Colorado

T2P 2V6 80120

Attention: Land Department Attention: Jim Bob Byrd

Rutherford Exploration, Inc. Savannah Exploration, Inc.

Attention: John R. Mittchell Attention: Glen A. Luebking

7599 S. Gallup St. 7599 S. Gallup St.

Littleton, Colorado Littleton, Colorado

80120 80120

David Bohun

7599 S. Gallup St.

Littleton, Colorado

80120

5. Article 4.00 (Option Wells) will X /will not apply.

6 Article 5.00 (Overriding Royalty) will X /will not apply.

7. Quantification Of Overriding Royalty (Subclause 5.01A, if applicable)

(i) Crude oil (a) - Alternate - _1__

- If Alternate 1 applies, 7.5%, subject to a reduction as outlined in Clause 6 (A)(i) as applicable or 2% as outlined in Clause 6(B)(ii).

- If Alternate 2 applies, _______, min. _____%, max. _____%

(ii) Other (b) - Alternate - _1__

- If Alternate 1 applies, 7.5%, subject to a reduction as outlined in Clause 6 (A)(i) as applicable or 2% as outlined in Clause 6(B)(ii).

- If Alternate 2 applies, % in (i) and % in (ii)

8. Permitted Deductions (Subclause 5.04B, if applicable) - Alternate - 1 only.

Alternate 1 is amended as follows: The deductions must exceed those permitted by the Regulations for the calculation of royalties if the Lessor under the relevant Title Documents were the State Government of the applicable State in which the Royalty Lands are located

9. Article 6.00 (Conversion Of Overriding Royalty) - will /will not X apply.

10. Article 8.00 (Area Of Mutual Interest) - will /will not X apply.

11. Reimbursement Of Land Maintenance Costs (Clause 11.02) - will apply.

• If applies, reimbursement of $100,000.00 (U.S. Dollars).

FARMOUT & ROYALTY PROCEDURE

Attached to and forming part of the Agreement dated August 19, 2004, between JMG Exploration, Inc, Highland West Resources, Rutherford Exploration, Inc., Savannah Exploration, Inc., and David Bohun

1.00 DEFINITIONS AND INTERPRETATION

1.01 Definitions

In this Farmout & Royalty Procedure:

"Agreement" means the Head Agreement and the Schedules attached to it.

"Cap" means the installation of such casing, plugs and equipment as are necessary to enable a well prospective of production of Petroleum Substances in Paying Quantities to be Completed at a later date.

"Capping Costs" means the costs of Capping a well.

"Contract Depth" has the meaning set forth in the Head Agreement.

"Earning Well" means a Test Well or an Option Well, as the case may be.

"Effective Date" means August 1, 2004.

"Encumbrances" means those royalties, overriding royalties, production payments, net profits interests or other charges of a similar nature (other than the Overriding Royalty and the lessor royalty under the Title Documents), if any, applying against the Farmout Lands or the production or proceeds of production of Petroleum Substances therefrom that are described as "Encumbrances" in Schedule "A" of the Agreement.

"Equivalent Production" means the sum of: (i) the volume of crude oil and all other liquid hydrocarbons extracted from natural gas at the wellhead, expressed in cubic meters; and (ii) the volume of natural gas, expressed in thousands of cubic meters and divided by 1.7723.

"Facility Fees" means, as applicable:

i. for Facility Usage of facility capacity owned by third parties (other than Affiliates of the Farmee), all costs and expenses paid by the Farmee for that Facility Usage; and

ii. for Facility Usage of facility capacity owned by the Farmee (or an Affiliate of the Farmee), an expense equal to a fee (comprised of both operating and return on capital components) in accordance with (1) or (2) below:

1. the fee ordinarily chargeable for the same use as the Facility Usage, if that facility is made available for use by third parties; or

2. in all other circumstances, a fee sufficient to cover that use of facilities, where the capital recovery component of that fee uses as a guideline the PJVA Jumping Pound-95 methodology and where the operating cost component is calculated and assessed on the basis of facility throughput costs;

provided that any dispute respecting the Facility Usage fee will be resolved under Clause 15.01.

"Facility Usage" means the Farmee’s use of facilities beyond those included in Equipping Costs to make merchantable and to deliver to market Petroleum Substances produced from a Royalty Well, including, as applicable, the gathering, compression, treatment, processing and transportation of those Petroleum Substances, but excluding any basis adjustments made in the determination of the Market Price of natural gas.

"Farmee" has the meaning set forth in the Head Agreement.

"Farmor" has the meaning set forth in the Head Agreement.

"Farmout & Royalty Procedure" means this Schedule.

"Farmout Lands" means the areal, stratigraphic and substance rights described as "Farmout Lands" in Schedule "A" of the Agreement or so much of those rights as remain subject to the Agreement and the Title Documents, excluding any Reserved Formations.

"Head Agreement" means the Agreement, other than the Schedules.

"Mutual Interest Lands" has the meaning set forth in the Head Agreement, if applicable.

"Option Well" means, if applicable, any well in addition to the Test Well that the Farmee has the option to drill pursuant to the Head Agreement to earn a Working Interest.

"Operating Procedure" means the Schedule of the Agreement titled "Operating Procedure", if any.

"Overriding Royalty" means, if applicable, that interest in a portion of the Petroleum Substances within, upon, under or attributed to the Royalty Lands that is reserved to the Farmor pursuant to the Head Agreement, as more particularly outlined in Article 5.00.

"Payout" means, with respect to an Earning Well to which Article 6.00 applies, that date described in Alternate _not applicable___ ~~(Specify A or B if Article 6.00 has been selected to apply):~~

~~Alternate A:~~

~~That date when the Farmee recovers out of the gross proceeds of sale from or allocated to the Farmee's share of production of Petroleum Substances from that Earning Well an amount equal to the sum of the Farmee's share of:~~

~~all Drilling Costs, Capping Costs, Completion Costs, Equipping Costs and Operating Costs for that Earning Well and, as applicable, all costs of other operations conducted on that well, less all cash governmental incentives or grants received by the Farmee and derived from any of those expenditures;~~

~~all payments for the Overriding Royalty and the lessor royalty under the Title Documents respecting the production of Petroleum Substances from that Earning Well;~~

~~all taxes (other than income taxes) paid by the Farmee pursuant to the Regulations on the equipment for and production or sale of Petroleum Substances from that Earning Well;~~

~~all Encumbrances applicable to Petroleum Substances produced from that Earning Well; and~~

~~all Facility Fees applicable to Petroleum Substances produced from that Earning Well, insofar as Alternate 5.01A(b)(2) does not apply, and any enrichment costs incurred for those Petroleum Substances pursuant to Subclause 5.04C;~~

~~excluding from those costs and expenses all payments made by and to the Farmee for federal goods and services taxes. If that Earning Well is included in a unit or pooling prior to that well attaining Payout, the Payout account will be credited or debited with the Farmee’s share of adjustment of investment relating to Drilling Costs, Completion Costs and Equipping Costs relating to the Spacing Unit of that Earning Well pursuant to that unitization or pooling. Insofar as the Farmee delivers Petroleum Substances in kind hereunder for the lessor royalty, the Overriding Royalty or the Encumbrances, those Petroleum Substances will be deemed to have been sold and paid by the Farmee at the Market Price for the purpose of the calculation in this Alternate A.~~

~~Alternate B:~~

~~The earlier of that date upon which the cumulative gross (100%) production of Petroleum Substances from, or allocated to, that Earning Well (before lessor royalties, the Overriding Royalty and the Encumbrances) is __________ cubic meters of Equivalent Production or _______ years following the initial drilling rig release of that Earning Well.~~

"Production Test" means:

for Petroleum Substances composed predominantly of natural gas, an absolute open flow test of sufficient duration to establish to the Farmor’s reasonable satisfaction the initial producibility of an Earning Well, provided that this requirement will be deemed to be satisfied for the affected zone if that well has been placed on production for 30 consecutive days or has sooner ceased to be capable of production; and

for Petroleum Substances not composed predominantly of natural gas, a sustained production test of sufficient duration to establish to the Farmor’s reasonable satisfaction the initial producibility of an Earning Well, provided that such test will be conducted on consecutive days, if possible, and that such test will not exceed 30 days.

"Payout" means, with respect "Reserved Formations" means any rights not included in the Farmout Lands that are held under the Title Documents, and, subject to Clause 7.03, any rights included in the Farmout Lands not earned by the Farmee that, by surface area, coincide with the Farmout Lands earned by the Farmee.

"Royalty Determination Point" means the first point at which Petroleum Substances are or can be metered, measured or allocated downstream of the wellhead after, as applicable: (i) any treatment of crude oil for the separation, removal and disposal of basic sediment and water; (ii) any extraction of liquid hydrocarbons from natural gas at the wellhead and any wellsite separation, removal and disposal of basic sediment and water from those liquid hydrocarbons; and (iii) any wellsite dehydration of natural gas.

"Royalty Lands" means those Farmout Lands in which the Farmor reserves the Overriding Royalty, if any, and includes the Petroleum Substances within, upon or under those Farmout Lands.

"Royalty Owner" means a Party reserving the Overriding Royalty.

"Royalty Payor" means a Party holding a Working Interest subject to the Overriding Royalty.

"Royalty Well" means any well from which production is obtained from the Royalty Lands or may be allocated to the Royalty Lands pursuant to a pooling, unit or other arrangement.

"Spacing Unit" means, subject to Clause 6.06, all zones of that area of the Farmout Lands earned by the Farmee pursuant to the Agreement, which area will be determined as of the drilling rig release date of that Earning Well, and is described as follows:

for a Capped or Completed well: the area allocated to a well pursuant to the Regulations for the purpose of producing the Petroleum Substance(s) in the zone(s) for which that well has been Capped or Completed; and

in every other case: the area allocated to a well pursuant to the Regulations for the purpose of producing crude oil, but in the absence of that allocation, the quarter-section, unit or similar geographical area that includes the bottom-hole co-ordinates of that well.

"Royalty Well" means any well from which production is obtained from the Royalty Lands or may be allocated "Target Area" means an area within which a well may be Completed without reduction of its production allowable because of the location of that well.

"Test Well" means the first well drilled under the Head Agreement.

"Title Documents" means the documents of title described as "Title Documents" in Schedule "A" to the Agreement, insofar as they relate to the Farmout Lands, and all renewals, extensions, continuations or documents of title issued in substitution or by selection.

1.02 Incorporation Of Provisions From 1990 CAPL Operating Procedure

The following provisions of the standard form 1990 CAPL Operating Procedure are incorporated herein by reference, as may be modified below:

101 (a) "abandonment", which is referred to as "Abandonment";

(b) "Accounting Procedure";

(c) "Affiliate";

(e) "completion", which is referred to as "Completion";

(f) "completion costs", which are referred to as "Completion Costs";

(k) "drilling costs", which are referred to as "Drilling Costs" and which will also include any of those costs associated with the initial well if a well is drilled as a substitute well pursuant to Clause 3.02;

(l) "equipping", which is referred to as "Equipping";

(m) "equipping costs", which are referred to as "Equipping Costs";

(s) "market price", which is referred to as "Market Price", in which the phrase "Article VI" is replaced with "Subclause 5.03D" and at the end of which is added: However, for natural gas, this price will be the weighted 1 month spot index price for the specific month in which that natural gas was produced, as reported in the publication titled "Canadian Gas Price Reporter" in the table "Monthly Canadian and U.S. natural gas price summary" under the column for that specific delivery month and the row "Alberta Spot Price-AECO C/NIT C$/GJ", subject to reasonable basis adjustments between the point of delivery to the applicable pipeline transportation system and the point at which the index price applies, provided that if that publication or that index cease to exist, the price will be determined in accordance with the previous sentence, unless otherwise agreed by the Parties.;

(t) "operating costs", which are referred to as "Operating Costs";

(v) "party", which is referred to as "Party";

(x) "paying quantities", which are referred to as "Paying Quantities";

(y) "petroleum substances", which are referred to as "Petroleum Substances";

(bb) "Regulations";

(dd) "spud", which is referred to as "Spud" and in which the phrase "in the AFE" is deleted; and

(ff) "working interest", which is referred to as "Working Interest" and in which the phrase "a production facility or" is deleted.

102 HEADINGS

103 REFERENCES

105 DERIVATIVES

106 USE OF CANADIAN FUNDS

107 CONFLICTS, with "Article 10.00" replacing the phrase "Article IV hereof" in the seventh line.

304 PROPER PRACTICES IN OPERATIONS

305 BOOKS, RECORDS AND ACCOUNTS

306 PROTECTION FROM LIENS

308 SURFACE RIGHTS

309 MAINTENANCE OF TITLE DOCUMENTS, with the addition at the end of the first sentence of Subclause 309(b) of: ", provided that the Farmee is not obligated to consult in this manner with a Royalty Owner that does not then have the right to convert the Overriding Royalty to a Working Interest pursuant to Article 6.00".

311 INSURANCE - Alternate ___A____ (Specify A or B)

801 RESPONSIBILITY FOR ADDITIONAL ENCUMBRANCES

802 EXCEPTION TO CLAUSE 801

1501 PARTIES TENANTS IN COMMON

1601 DEFINITION OF FORCE MAJEURE

1602 SUSPENSION OF OBLIGATIONS DUE TO FORCE MAJEURE

1603 OBLIGATION TO REMEDY

1604 EXCEPTION FOR LACK OF FINANCES

1701 INCENTIVES TO BE SHARED

1801 CONFIDENTIALITY REQUIREMENT

1802 DISCLOSURE OF INFORMATION FOR CONSIDERATION

1803 CONFIDENTIALITY REQUIREMENT TO CONTINUE, with the addition at the end of the Clause of: "Notwithstanding the preceding portion of this Clause, to the extent that the Farmor does not have the right to convert the Overriding Royalty to a Working Interest pursuant to Article 6.00, the Parties holding a Working Interest in that portion of the Royalty Lands have no obligation to the Farmor to keep confidential information obtained from Royalty Wells thereon."

2001 WAIVER MUST BE IN WRITING

2101 PARTIES TO SUPPLY

2201 SERVICE OF NOTICE

2202 ADDRESSES FOR NOTICES - The Parties’ Addresses for Service will be as set forth in the Operating Procedure or in the Head Agreement, as the case may be.

2203 RIGHT TO CHANGE ADDRESS

2301 WAIVER OF PARTITION OR SALE

2403 MULTIPLE ASSIGNMENT NOT TO INCREASE COSTS, with "or Overriding Royalty" added after "working interest" in the first and third lines.

2601 LIMITATION ON RIGHT OF ACQUISITION

2801 SUPERSEDES PREVIOUS AGREEMENTS

2802 TIME OF ESSENCE

2803 NO AMENDMENT EXCEPT IN WRITING

2804 BINDS SUCCESSORS AND ASSIGNS, with "12.00" replacing "XXIV" in the first line.

2805 LAWS OF JURISDICTION TO APPLY

2806 USE OF NAME

2807 WAIVER OF RELIEF

In those incorporated provisions, "Operating Procedure" will be read as "Farmout & Royalty Procedure", "joint lands" will be read as "Farmout Lands", "joint operations" will be read as "operations", "Joint-Operator" will be read as "Party", "Operator" will be read as "Farmee" or "Farmee Party designated as the representative of the Farmee", as the case may be, "spacing unit" will be read as "Spacing Unit" and "title documents" will be read as "Title Documents", and references to "Authority for Expenditure", "for the joint account" and "production facility" will be deleted. Nothing in any of those incorporated provisions will require the Farmor to assume any cost, risk or expense associated with an operation conducted hereunder unless otherwise provided herein or in the Head Agreement.

1.03 Multiple Farmor Parties

~~If the Farmor comprises more than one Party: (i) information and notices to be provided to the Farmor will be provided individually to each Farmor Party; (ii) elections provided to the Farmor will be made individually by each Farmor Party; and (iii) subject to any rights of conversion provided for hereunder, the rights and obligations of the Farmor Parties will be several and not joint or collective, and will accrue proportionately to the Farmor Parties in the percentages set forth in the Head Agreement.~~ If the Farmor compromises more that one Party: (i) information and notices to be provided to the Farmor will be provided to the Farmor's designated Representative; (ii) elections provided to the Farmor will be made to the Farmor's designated Representative; and (iii) all payments of the Overriding Royalty shall be solely made to the Farmor's Designated Representative. The Farmor Parties may change the designated Representative at any time, with a minimum 60 days notice to the Farmee, but the Farmee shall only be required to deal with the Farmor's Designated Representative in all affairs concerns this Agreement.

1.04 Multiple Farmee Parties

If the Farmee comprises more than one Party:

the Farmee's obligations and liabilities to the Farmor will be joint and several;

the Farmor may deal solely with the Farmee Party designated as the Farmee’s representative in the Head Agreement or, if no designation had been made, the Farmee Party designated as initial Operator therein respecting matters arising under the Head Agreement or this Farmout & Royalty Procedure, provided that: (i) the Farmor will provide each Farmee Party with notices the Farmor serves to the Farmee; (ii) the Farmee is bound by the acts and elections of that representative acting in that capacity; and (iii) the Farmee may designate another representative with the consent of the Farmor, which consent will not be unreasonably delayed or withheld;

the Farmee’s rights and obligations will accrue proportionately to the Farmee Parties in the percentages set forth in the Head Agreement, subject to any rights of conversion provided for in Article 6.00; and

if fewer than all Farmee Parties participate in drilling an Earning Well, references to the Farmee for that Earning Well and any subsequent Earning Wells will be only to those Farmee Parties that participate in the drilling of the well(s). A Farmee Party that does not participate in the drilling of an Earning Well may not participate in subsequent Earning Wells without the consent of the other Farmee Parties.

If the Farmee initially comprises one Party and subsequently disposes of a portion of its interest hereunder, those Farmee Parties will designate one of them as their representative under this Clause.

1.05 Modifications To CAPL Document Form

This Farmout & Royalty Procedure is the 1997 CAPL Farmout & Royalty Procedure. It has been modified only by the completion of the blanks and elections required herein and by those additional changes specifically identified as such in the body of this document or in the Head Agreement. Insofar as there are differences between this Farmout & Royalty Procedure and the 1997 CAPL Farmout & Royalty Procedure that are not specifically identified, this Farmout & Royalty Procedure will be deemed to be modified to apply the applicable provisions of the 1997 CAPL Farmout & Royalty Procedure as if they had been included herein.

2.00 TITLE AND ENCUMBRANCES

2.01 Farmor Makes No Warranty Of Title

The Farmee will not earn any better interest in the Farmout Lands than the Farmor now has under the Title Documents, and the Farmee will acquire any interest earned by it hereunder subject to the lessor royalty under those Title Documents. The Farmor does not represent or warrant title to the Farmout Lands, but represents that:

except for the Encumbrances or as specifically provided in the Head Agreement, it has not granted any interest (or the right to earn any interest) in the Farmout Lands whereby a third party may acquire any portion of the Farmor’s interest in the Farmout Lands; and

it is not aware of any act or omission whereby the Farmor is (or would be) in default under the terms of the Regulations or the Title Documents and that, prior to the execution of the Agreement, it has not received, or otherwise become aware of, any notice of default for the Farmout Lands that has not been remedied or that has not been addressed specifically in the Head Agreement.

Except as provided in the Head Agreement, the Working Interest earned by the Farmee will be acquired subject to the Encumbrances. The Encumbrances will continue to apply following any application of the surrender, forfeiture or production penalty provisions of the Operating Procedure to that Working Interest.

2.02 Maintaining Title - Earning Phase

A. During the period that the Farmee has the right to earn an interest in the Farmout Lands, the Farmor will not grant any interest in the Farmout Lands and will not do or cause to be done any act or omission whereby the Farmout Lands become encumbered, terminated or forfeited. However, this obligation will not require the Farmor to conduct any operation on or with respect to the Farmout Lands.

B. If, between the Effective Date and the date the Farmee earns its interest in the applicable portion of the Farmout Lands, the payment of a security, penalty or compensatory royalty is required to maintain in good standing any portion of the Farmout Lands in which the Farmee may earn an interest, the Farmor will promptly give notice of that requirement to the Farmee. On or before the 10th day following its receipt of that notice, the Farmee may elect, by notice to the Farmor, to have that payment made for the Farmee's account, provided that any payments for compensatory royalty will be made on a per diem basis. If the Farmee elects not to have that payment made for its account or the Farmee fails to make an election within that period, the applicable lands will be deleted from the Farmout Lands as of that time. If the Farmee elects to have that payment made for its account, the Farmor will make the payment, and the Farmee will reimburse the Farmor for that payment within 30 days of receiving the Farmor's invoice therefor. Insofar as operations conducted hereunder entitle the Farmor to recover all or a portion of the amounts paid by the Farmee, the Farmor will apply for that reimbursement and forward the recovered amount to the Farmee promptly.

3.00 TEST WELL

3.01 Farmee's Test Well Obligations

A. The Farmee will Spud the Test Well at the time and location set forth in the Head Agreement. The Farmee will diligently and continuously drill the Test Well to Contract Depth, and will Complete, Cap or Abandon that well, all at the Farmee's sole cost, risk and expense. The Farmee will drill the Test Well so that it can be Completed within a Target Area unless the Farmee obtains the prior written consent of the Farmor (which consent will not be unreasonably delayed or withheld). The Farmee must evaluate the Test Well to the reasonable satisfaction of the Farmor and provide the Farmor with well information in accordance with Article 9.00.

B. If the Farmee has drilled the Test Well to Contract Depth and if Petroleum Substances are not reasonably anticipated to be present in Paying Quantities from any zone in the Farmout Lands, the Farmee must promptly comply with the provisions of Article 7.00. If the Farmee has drilled the Test Well to Contract Depth and if Petroleum Substances from any zone in the Farmout Lands are reasonably anticipated to be present in Paying Quantities, the Farmee will set casing for the well and conduct Production Tests as soon as practicable with respect to each such zone. However, if those Petroleum Substances are composed predominantly of natural gas and the Farmee intends to Cap the well and to delay those Production Tests, the Farmee must give notice to the Farmor of that intention and the reasons for that proposed delay. Unless the Farmor reasonably objects to that proposed delay within 5 days of the receipt of that notice, the Farmee may Cap the Test Well, in which case the Farmee will conduct those tests on or before the later of the 2nd anniversary date of the Test Well drilling rig release or as soon as practicable after an economic market for the affected Petroleum Substances becomes available, provided that any dispute respecting the reasonableness of the Farmor’s objection to that proposed delay or the availability of an economic market will be resolved pursuant to Clause 15.01. If the Farmee has not conducted those Production Tests within 2 years of the drilling rig release of the Test Well, the Farmee will, at the end of that year and every 2 years thereafter until the Farmee has conducted those tests, give notice to the Farmor of an intention to delay further the conduct of those Production Tests and the reasons for that proposed delay, in which case the preceding sentence will apply mutatis mutandis to each such notice. When the Farmee has conducted those Production Tests, the Farmee will Complete or Abandon the Test Well as soon as practicable.

3.02 Substitute Well

If the Farmee encounters mechanical difficulties or impenetrable formations that, in the Farmee's reasonable opinion, make further drilling of the Test Well impractical prior to attaining Contract Depth, the Farmee will immediately give notice to the Farmor of those circumstances and the Farmee's intention to Abandon that well. The Farmee will Abandon that well subject to Article 7.00, provided that the first sentence of Clause 7.03 will not apply if the Farmee earns an interest in the Farmout Lands by virtue of a substitute well. The Farmee may Spud a substitute Test Well on the Farmout Lands within 30 days after the rig release date of the rig conducting the Abandonment of that first well. All rights and obligations applicable to the Test Well will apply in the same manner to a substitute well.

3.03 Test Well Earning

If the Farmee has fulfilled its obligations under Subclause 3.01A for the Test Well and the Farmee is not otherwise in default hereunder, the Farmee will, subject to Subclause 3.04A, earn the interests in the Farmout Lands set forth in the Head Agreement, effective as of the drilling rig release date for the Test Well. Subject to Subclause 3.04A, the Farmor will execute and deliver to the Farmee appropriate assignments, subleases, transfers, trust agreements or other documentation to confirm that earning.

3.04 Deferred Test Well Obligations

A. Notwithstanding Clause 3.03, if the Farmee earns an interest in the Farmout Lands by Capping the Test Well or by Abandoning the Test Well wellbore, that earning is subject to a condition subsequent, for the sole benefit of the Farmor, that the Farmee finish Completing or, subject to any required payment by the Farmee pursuant to Subclause 7.02A, finish Abandoning the Test Well, all at the Farmee's sole cost, risk and expense. The Farmee's earning in the affected Farmout Lands will become unconditional when the Farmee discharges (or the Farmor waives) that condition subsequent. Until that time, the Farmor has no obligation to deliver any documents to confirm that the Farmee has unconditionally earned in those Farmout Lands, and the Parties will continue to be bound by this Farmout & Royalty Procedure for all undischarged obligations relating to the condition subsequent.

B. If Article 5.00 applies and the Farmee successfully Completes the Test Well, the Farmee will Equip the Test Well and place that well on production as soon as practicable, having regard to its location, the availability of facilities and, if the well is capable of production of natural gas, the availability of an economic market. If the Farmee shuts-in the Test Well, the Farmee will make reasonable efforts to obtain an economic market for the applicable Petroleum Substances. .

4.00 OPTION WELLS

This optional Article 4.00 will X /will not (Specify) apply herein.

4.01 Test Well Provisions Apply To Option Wells

A. If the Farmee elects to drill an Option Well pursuant to the Head Agreement, the provisions of this Farmout & Royalty Procedure that apply to the Test Well will apply in the same manner to each Option Well.

5.00 OVERRIDING ROYALTY

This optional Article 5.00 will X /will not (Specify) apply herein.

5.01 Quantification Of Overriding Royalty

A. Effective as of the date and in the manner provided in the Head Agreement and this Farmout & Royalty Procedure, the Royalty Owner reserves the Overriding Royalty out of the interest earned by the Royalty Payor in the Royalty Lands. Subject to the other provisions of this Article, including the modified calculation under Subclause 5.02C for production of Petroleum Substances allocated to the Royalty Lands, the Overriding Royalty (based on a grant of a 100% Working Interest) will be determined on a well by well basis at the Royalty Determination Point, and will be as follows:

(a) for crude oil, Alternate 1 will apply (Specify 1 or 2).

Alternate 1: 7.5%. subject to a reduction, as outlined in Clause 6(A)(i) as applicable or 2% as outlined in Clause 6(B)(ii), of the gross monthly production thereof produced from each Royalty Well; and

~~Alternate 2:~~

~~the gross monthly crude oil production from each Royalty Well (expressed in cubic metres, but excluding basic sediment and water) divided by , which amount will be deemed a percentage and will be not less than % and not more than %, provided that if the Royalty Payor Completes a Royalty Well on the Royalty Lands for crude oil in 2 or more zones, the Overriding Royalty will be quantified separately for each such zone, except to the extent that the Crown in right of the Province in which the Royalty Well is located permits the Royalty Payor to commingle production from those zones for the purpose of Crown royalty payments.~~

(b) for all other Petroleum Substances, Alternate 1 will apply (Specify 1 or 2).

Alternate 1: 7.5%. subject to a reduction, as outlined in Clause 6(A)(i) as applicable or 2% as outlined in Clause 6(B)(ii), % of the gross monthly production thereof produced from each Royalty Well; and

~~Alternate 2:~~

~~if not taken in kind by the Royalty Owner pursuant to Clause 5.03, the gross proceeds from the Royalty Payor’s sale of % of the gross monthly production thereof produced from each Royalty Well, free and clear, subject to Subclause 5.04C, of all Facility Fees otherwise chargeable pursuant to Clause 5.04; and~~

~~if taken in kind by the Royalty Owner, % of the gross monthly production thereof produced from each Royalty Well.~~

This reservation will be multiplied by the percentage Working Interest held by the Royalty Owner immediately before this Article came into effect.

Notwithstanding the calculation at the Royalty Determination Point under Subclause 5.01A, the reservation of the Overriding Royalty to the Royalty Owner will not include Petroleum Substances that the Royalty Payor reasonably uses or unavoidably loses in the Royalty Payor's drilling and production operations for the Royalty Lands. Those drilling and production operations include the proportionate use of those Petroleum Substances in batteries, treaters, compressors, separators, satellites and similar equipment serving Royalty Wells, but do not include the use of Petroleum Substances for any enhanced recovery operations.

5.02 Effect Of Pooling Or Unitization On Calculation

The Royalty Payor may pool the Petroleum Substances in a zone underlying all or a portion of the Royalty Lands to the extent required to form a Spacing Unit in that zone, provided that the pooling allocates production therefrom to the applicable Royalty Lands in the proportion that the surface area of the Royalty Lands placed in the Spacing Unit bears to the total surface area of the Spacing Unit. The Royalty Payor will promptly give notice to the Royalty Owner describing the extent to which the Royalty Lands have been pooled and describing the pooled Spacing Unit.

If the Royalty Payor proposes to pool, unitize or otherwise combine any portion of the Royalty Lands with any other lands, other than as provided in the previous Subclause, the Royalty Payor must promptly send notice of that intention to the Royalty Owner. That notice must include the technical justification for that pooling, unitization or combination and the proposed terms thereof, provided that the Royalty Payor will not be required to provide interpretative data to the Royalty Owner. Unless otherwise required by the Regulations to form a Spacing Unit, the Royalty Payor will not enter into that pooling, unitization or combination without the prior written consent of the Royalty Owner, which consent will not be unreasonably delayed or withheld.

If any portion of the Royalty Lands is pooled, unitized or combined with any other lands pursuant to this Clause, Clause 5.01 will be deemed to be amended to calculate the volume of the Overriding Royalty by applying the percentages or formula set forth in that Clause to the quantity of Petroleum Substances thereby allocated to the affected Royalty Lands. If, however, that pooling, unitization or combination affects crude oil and Alternate 5.01A(a)(2) applies, the gross monthly production to be used in determining the percentage will be:

(a) for poolings using Royalty Lands to form a crude oil Spacing Unit, the total production of crude oil from the Royalty Well subject to that pooling; and

(b) for other forms of poolings, or for any unitization or combination whereby crude oil is allocated to Royalty Lands comprising all or a portion of a crude oil Spacing Unit, the total amount of crude oil production allocated to that Spacing Unit.

5.03 Royalty Owner's Rights To Take Overriding Royalty In Kind

Subject to the provisions of this Clause, the Royalty Payor is appointed as the agent of the Royalty Owner for the handling and disposition of the Overriding Royalty share of Petroleum Substances. All acts of the Royalty Payor under this Clause in the handling and disposition of those Petroleum Substances and the receipt of proceeds of sale therefrom will be as trustee for the Royalty Owner.

The Royalty Owner may, on a minimum of 30 days’ notice to the Royalty Payor, revoke the agency established in Subclause 5.03A and elect to take delivery and separately dispose of the Petroleum Substances comprising the Overriding Royalty at the Royalty Determination Point. This right may be exercised separately for each type of Petroleum Substance, effective at the 1st day of the calendar month next following that minimum 30 day period. The Royalty Owner will supply the Royalty Payor with such information regarding the Royalty Owner's arrangements for disposition of those Petroleum Substances as the Royalty Payor may reasonably require to coordinate custody transfer and shipping arrangements for those Petroleum Substances. Failure to provide the Royalty Payor with that information will be deemed to be a failure by the Royalty Owner to take those Petroleum Substances in kind.

If the Royalty Owner takes in kind its Overriding Royalty share of crude oil or liquid products extracted from natural gas at the wellhead, the Royalty Payor will, at the Royalty Payor’s cost, remove basic sediment and water from those Petroleum Substances in accordance with good oilfield practice, so that relevant pipeline specifications can be met. The Royalty Payor will provide the Royalty Owner, at the Royalty Payor's cost, production tankage capacity for an accumulation of the Overriding Royalty share of those Petroleum Substances consistent with the Royalty Payor’s shipping schedule for its own share of those Petroleum Substances. Subject to Subclause 5.04C, the Royalty Payor will deliver the Overriding Royalty share of those Petroleum Substances to the Royalty Owner, or the Royalty Owner’s nominee, at the Royalty Determination Point, in accordance with usual and customary pipeline and shipping practice, free and clear of all charges. If the Royalty Owner takes its Overriding Royalty share of natural gas in kind, the Royalty Payor will deliver that gas to the Royalty Owner, or the Royalty Owner’s nominee, at the Royalty Determination Point for the relevant well at the Royalty Payor’s cost.

Except to the extent otherwise agreed by the Royalty Payor and the Royalty Owner, insofar as the Royalty Payor takes possession of Petroleum Substances comprising the Overriding Royalty as agent of the Royalty Owner, the Royalty Payor will dispose of those Petroleum Substances by:

(a) selling those Petroleum Substances at a Market Price and accounting to the Royalty Owner for the proceeds of the sale; or

(b) purchasing those Petroleum Substances for the Royalty Payor's own account (or the account of an Affiliate) at a Market Price and accounting to the Royalty Owner therefor.

Insofar as the Royalty Owner has elected to revoke the agency established by Subclause 5.03A, the Royalty Owner may re-establish that agency on a minimum of 30 days’ notice to the Royalty Payor, effective as of the 1st day of the calendar month next following that minimum 30 day period. This right may be exercised separately for each type of Petroleum Substance.

5.04 Royalty Payor's Allowed Deductions If Overriding Royalty Not Taken In Kind

To the extent that the Royalty Payor disposes of Petroleum Substances comprising the Overriding Royalty on behalf of the Royalty Owner, the Royalty Owner's share of those Petroleum Substances will be free of any deductions for costs and expenses incurred by the Royalty Payor to and including the Royalty Determination Point. Subject to Subclause 5.04C, the Royalty Owner will be responsible, on a well by well basis, for the following costs and expenses incurred after the Royalty Determination Point with respect to the Royalty Owner’s share of those Petroleum Substances:

(a) for crude oil and liquid products extracted from natural gas at the wellhead, any associated Facility Fees and any transportation costs to transport those Petroleum Substances from the Royalty Determination Point to the point of sale; and

(b) for Petroleum Substances other than those described in the preceding Paragraph, the associated Facility Fees if Alternate 5.01A(b)(1) applies.

A cost or expense attributable to more than one Petroleum Substance being sold by the Royalty Payor may only be deducted once.

The deductions applicable pursuant to the preceding Subclause will be subject to Alternate(s) 1 only below (Specify Alternate):

Alternate 1:

The deductions must exceed those permitted by the Regulations for the calculation of royalties if the Lessor under the relevant Title Documents were the State Government of the applicable State in which the Royalty Lands are located

~~The deductions must not exceed those permitted by the Regulations for the calculation of royalties if the lessor under the relevant Title Documents were the Crown in right of the Province in which the Royalty Lands are located.~~

~~Alternate 2:~~

~~The deductions must not be greater than % of the Market Price received by the Royalty Payor from the sale of the Royalty Owner’s Overriding Royalty share of those Petroleum Substances, provided that the Market Price will first be adjusted for any deductions under Subclause 5.04C.~~

Notwithstanding any other provision of this Article, if the Royalty Payor is required to incur costs to enrich the Overriding Royalty share of Petroleum Substances to increase the heating value or to facilitate transportation or marketing of those Petroleum Substances, those costs will be deductible by the Royalty Payor against the gross proceeds of sale applicable to those enriched Petroleum Substances, with the intention that neither the Royalty Payor nor the Royalty Owner suffer a loss as a result of that enrichment. Enrichment operations, include, without limitation, condensate blending in the case of heavy oil and enrichment by propane or butane in the case of gas with a low heating value.

The Royalty Payor's right to make the deductions set forth in this Clause pertains to the costs and expenses that would otherwise be incurred by the Royalty Owner to bring those Petroleum Substances to the point of sale if the Royalty Owner were taking those Petroleum Substances in kind. The allowable deductions from the proceeds of sale of the Royalty Owner’s Overriding Royalty share of Petroleum Substances are expressed as cash obligations for convenience of record keeping and audit, and are not to be construed as altering the nature of the Overriding Royalty as an interest in land.

5.05 Royalty Payor To Account To Royalty Owner Monthly

If the Royalty Payor receives funds on account of or as the proceeds of sale of the production of Petroleum Substances comprising the Overriding Royalty, the Royalty Payor will receive the Royalty Owner’s share of those funds as trustee for the Royalty Owner. The Royalty Payor must remit to the Royalty Owner all funds accruing to the Royalty Owner on account of the Overriding Royalty on or before the 25th day of the calendar month next following the calendar month in which those funds were received by the Royalty Payor, provided that for the purpose of the timing of receipt of proceeds in this Clause "received" will be read as "normally received" if the purchaser of those Petroleum Substances fails to pay the Royalty Payor for that production. The Royalty Payor must provide the Royalty Owner with a statement in written or electronic format showing in reasonable detail the manner in which the Royalty Payor calculated that payment, including the unit sale price for those Petroleum Substances, and, if requested by the Royalty Owner, a copy of all reports the Royalty Payor is required to submit under the Regulations for the production of those Petroleum Substances.

5.06 Royalty Owner's Lien

As of the effective date that the Overriding Royalty is reserved by the Royalty Owner, the Royalty Owner will have a first and prior lien on the Royalty Payor’s Working Interest in the Royalty Lands, the Petroleum Substances within, upon or under the Royalty Lands, or produced therefrom, and the wells and other equipment thereon to secure the Overriding Royalty. The Overriding Royalty and that lien are interests in land that attach to the Title Documents.

5.07 Royalty Wells To Be Produced Equitably

The Royalty Payor will not discriminate against the Petroleum Substances produced or producible from the Royalty Lands in the production and marketing of those Petroleum Substances because those Petroleum Substances are subject to the Overriding Royalty. The Royalty Payor will use reasonable efforts to produce Petroleum Substances from a Royalty Well equitably with production from any diagonally or laterally offsetting well producing from the same pool as a Royalty Well, insofar as the Royalty Payor, or its Affiliate, has an interest in that offsetting well.

5.08 Royalty Owner's Rights Upon Surrender

If there are multiple Royalty Payor Parties and a Royalty Payor Party proposes to surrender all or a portion of the Royalty Lands to the grantor of the Title Documents, that Royalty Payor Party will comply with the applicable provisions of the Operating Procedure, if any, or any other agreement otherwise governing the Royalty Payors. To the extent those Royalty Lands are thereafter proposed for surrender or there is only one Royalty Payor, Article XI of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis between the Royalty Payor and the Royalty Owner, except that the notice and reply periods in Clause 1101 therein are reduced from 60 and 30 days to 20 and 10 days respectively.

5.09 Audits Of Overriding Royalty And Payout Account

A. The Royalty Owner may, upon reasonable notice to the Royalty Payor and at the Royalty Owner’s own expense, audit the books, records and accounts of the Royalty Payor with respect to the production, disposition or sale of the Overriding Royalty and, if Alternate A of the definition of Payout applies, the Payout status of an Earning Well. The Royalty Owner may conduct that audit within 24 months next following the end of the applicable calendar year with respect to the Overriding Royalty and within 24 months following the receipt of a Payout statement for an Earning Well if the Royalty Payor is required to issue a Payout statement pursuant to Clause 6.01. The Royalty Owner will conduct any such audit in accordance with PASC Joint Venture Audit Protocol Bulletin No. 6 (or any replacement therefor).

B. Any statement issued by the Royalty Payor to the Royalty Owner respecting the calculation of the Overriding Royalty will be presumed to be true and correct 26 months following the end of the calendar year in which that statement was issued, unless the Royalty Owner takes written exception thereto and requests an adjustment pursuant to this Clause within that 26 month period. If a Party discovers during that period that there was an error in the calculation of the Overriding Royalty and can demonstrate that the error applied both to that period and a prior period, the Royalty Payor will make the required adjustment retroactively to either the inception of that error or such other time as the Parties may agree, provided that any dispute respecting the proposed retroactive adjustment will be resolved pursuant to Clause 15.01. Except to the extent required to confirm the adjustment proposed by the Royalty Payor, the retroactive adjustment contemplated by the previous sentence will not extend the Royalty Owner’s audit rights beyond the 24 month limitation provided for in Subclause 5.09A.

6.00 CONVERSION OF OVERRIDING ROYALTY

This optional Article 6.00 will /will not X (Specify) apply herein.

~~6.01 Payout Accounts And Statements~~

~~If the Farmee earns a Working Interest in the Farmout Lands subject to the Overriding Royalty and Alternate A in the definition of Payout is applicable, the Farmee will establish and maintain at its registered Canadian office accounting records for the calculation of Payout in accordance with Canadian Generally Accepted Accounting Principles (GAAP) and the Accounting Procedure. The Farmee will supply the Farmor with a written statement evidencing in reasonable detail all debits and credits made in calculating Payout (including supporting calculations for those debits and credits) for each Earning Well:~~

~~within 6 months of the drilling rig release of an Earning Well for the initial statement;~~

~~every 12 months when an Earning Well is capable of production, but not then producing Petroleum Substances;~~

~~every 6 months when an Earning Well is producing Petroleum Substances; and~~

~~every month when an Earning Well is producing Petroleum Substances and the Payout account balance is less than 6 times the Farmee’s current monthly net revenue for that well.~~

~~6.02 Conversion Election Upon Abandonment Or Takeover~~

~~If the Farmee Abandons the wellbore of an Earning Well before Payout occurs, the Farmee will provide notice of that Abandonment to the Farmor. The Farmor will be deemed to convert its Overriding Royalty in the Royalty Lands comprising the Spacing Unit for that Earning Well to the Working Interest set forth in Subclause 6.04A unless, within 30 days of the receipt of the Farmee’s notice, the Farmor elects to retain the Overriding Royalty by notice to the Farmee. Failure by the Farmor to give that notice within that 30 day period will be deemed to be an election to convert. If the Farmor makes that conversion, it will be effective the 1st day of the month following the month of the rig release of the rig used to Abandon that Earning Well. The Farmor will not assume any obligations with respect to that Earning Well after that conversion, including any Abandonment obligations. If the Farmor takes over that Earning Well pursuant to Article 7.00, the Farmor's Overriding Royalty in the other zones of the Royalty Lands comprising the Spacing Unit for that Earning Well, other than any zone in which the Farmee acquires the Farmee’s interest pursuant to Clause 7.03, will automatically convert to a Working Interest, effective at that takeover.~~

~~6.03 Election For Conversion At Payout~~

~~Within 60 days following Payout of an Earning Well, the Farmee will give notice of Payout and the date thereof to the Farmor. Within 30 days of receipt of that notice by the Farmor, the Farmor may elect, by notice to the Farmee, to convert its Overriding Royalty to the Working Interest set forth in Subclause 6.04A. That conversion will apply to the Royalty Lands comprising the Spacing Unit for that Earning Well, the wellbore and all equipment related thereto (to the extent the costs for that equipment were Drilling Costs, Completion Costs or Equipping Costs), effective at Payout. If the Farmor elects to convert to a Working Interest, the Parties will effect a cash adjustment that reflects both the credits and charges that would have accrued to that Working Interest and those that did accrue to the Overriding Royalty during the period between Payout and the 1st day of the month next following the month the Farmee received notice of the Farmor’s conversion. Failure by the Farmor to give notice to convert within that 30 day period will be deemed to be an election not to convert.~~

~~6.04 Operations At Conversion~~

~~A. If the Farmor converts the Overriding Royalty to a Working Interest pursuant to this Article, the conversion will be to % of the Working Interest held by the Farmor in those Farmout Lands on the Effective Date. The Operating Procedure will apply to the Working Interests of the Farmee and those Farmor Parties that convert their Overriding Royalty, as of the effective date of that conversion. Nothing in this Article, however, will relieve the Farmee from any obligation or liability that may have accrued with respect to the applicable Earning Well prior to the effective date of that conversion.~~

~~If there are multiple Farmor Parties and fewer than all of the Farmor Parties elect to convert their Overriding Royalty to a Working Interest:~~

~~(a) that converted portion of the Overriding Royalty will terminate and will not accrue to any of the Farmor Parties electing not to convert;~~

~~(b) this Farmout & Royalty Procedure will remain in effect for that portion of the Overriding Royalty retained by the Farmor Parties not electing to convert to a Working Interest; and~~

~~(c) that portion of the Overriding Royalty retained by the applicable Farmor Parties will be an encumbrance on each Farmee Party's Working Interest that will continue to apply following any application of the surrender, forfeiture or production penalty provisions of the Operating Procedure to that Working Interest.~~

~~Following a conversion pursuant to Clause 6.03, the Farmor will have the right, through the Farmee, to use a sufficient capacity in any facility not included in Equipping Costs through which the Petroleum Substances subject to the conversion to a Working Interest were being handled or processed prior to that conversion. This use is subject to the negotiation of a separate agreement for a usage fee or the purchase of an ownership interest in the applicable facility. This right will also be subject to the terms of the Farmee's agreements, if any, with third parties for the ownership and operation of that facility.~~

~~6.05 Late Notice Of Payout~~

~~If Payout occurs and the Farmee has not issued notice of Payout to the Farmor or has issued that notice to the Farmor at a date later than that required by this Article, the Farmee will be deemed to have issued notice of Payout at the date provided in Clause 6.03. In such event, the Farmor may convert its Overriding Royalty on the same basis as in Clause 6.03, and if the Farmor so converts, the accounts of the Parties will be retroactively adjusted to the date Payout actually occurred. The amount payable to the Farmor by the Farmee with respect to the Working Interest to which the Farmor converts will be calculated pursuant to the Operating Procedure. However, the price for the sale of the associated production of Petroleum Substances for that adjustment period will not be less than the price received by the Farmee for its own share of production under an arm’s length sale, and no marketing fee will be assessed against the Farmor under the Operating Procedure for failure to take that production in kind during that period. If the amount payable to the Farmor by the Farmee for the converted Working Interest exceeds the payments made to the Farmor on account of the Overriding Royalty after Payout, the Farmee will pay interest to the Farmor on the excess amount pursuant to Subclause 13.01B from the date that excess amount became due to be paid until the date that amount is paid.~~

~~6.05 Additional Well On Spacing Unit Before Payout~~

~~A. If the Farmee proposes to drill an additional well on a Spacing Unit containing an Earning Well prior to that Earning Well being first proposed for Abandonment or attaining Payout, the Farmee must provide the Farmor with an operation notice for that additional well on the same basis as is provided in Article X of the Operating Procedure. Within 30 days of the receipt of that operation notice, the Farmor may give notice to the Farmee that it elects to:~~

~~(a) convert its Overriding Royalty to the Working Interest set forth in Subclause 6.04A for the Spacing Unit for that additional well, in which case it will also respond to that operation notice within the response period provided for in the Operating Procedure; or~~

~~(b) retain the Overriding Royalty for the Spacing Unit for that additional well without any right, other than pursuant to Clause 7.05, to convert to a Working Interest therein.~~

~~However: (i) failure to make that election within the prescribed period will be deemed to be an election to retain the Overriding Royalty pursuant to Paragraph (b); (ii) that election will not apply to any formation in which that Earning Well has been Capped or Completed and any formation of the Farmout Lands deeper than the deepest formation to be penetrated by that additional well; (iii) the Farmor’s election for the Spacing Unit for that additional well will not otherwise affect the Farmor’s right to convert to a Working Interest in the Spacing Unit for that Earning Well pursuant to Clause 6.02 or 6.03; and (iv) the conversion to a Working Interest for the Spacing Unit for the additional well pursuant to this Clause will not require the Farmor to elect to participate in the additional well to which the Farmee’s operation notice pertains.~~

~~The Farmor’s election under this Clause will be effective as of the date of the Farmor’s receipt of the Farmee’s operation notice. If the Farmee fails to Spud the additional well on or before the 90th day after the date the Farmee issued that operation notice, the Farmee will be deemed not to have issued that operation notice, and the Farmor’s election hereunder will be void.~~

7.00 ABANDONMENT OF WELLS

7.01 Farmor's Right To Take Over Earning Well

If the Farmee has drilled an Earning Well to Contract Depth, the Farmee has performed all related obligations hereunder to the Farmor's reasonable satisfaction, the Farmee has not Completed that Earning Well and the Operating Procedure does not then apply between the Farmor and the Farmee with respect to that Earning Well, the Farmee must give notice to the Farmor if the Farmee intends to Abandon that Earning Well. The Farmee must supply the Farmor with all information the Farmee is obligated to provide the Farmor for that well and such other data for that well as the Farmor may reasonably require for the exercise of its rights pursuant to this Article. If, within 24 hours following the Farmor's receipt of that notice and information from the Farmee when a rig is located on the wellsite, or within 15 days of the Farmor's receipt of that notice and information in any other case:

the Farmor fails to reply to the Farmee or gives notice to the Farmee that it consents to the Abandonment of that well, the Farmee will promptly Abandon the wellbore of that well and will conduct its reclamation work in a timely manner;

the Farmor gives notice to the Farmee of those additional tests it wishes to have conducted on that well, the Farmee will conduct those tests in a timely manner on behalf of the Farmor at the Farmor's sole cost, risk and expense if, in the Farmee’s reasonable opinion, the condition of the wellbore so permits, and will promptly provide the data therefrom to the Farmor, in which case the election period described above will apply from the Farmor's receipt of that additional testing information; or

the Farmor gives notice to the Farmee that it wishes to take over that well, the Farmee will, effective as of the date of the Farmor's election to take over that well, assign that well (including the material, equipment and surface access rights relating solely thereto that the Farmor wishes to use) to the Farmor, without warranty. The Farmee will be released from all obligations and liabilities accruing for the property assigned to the Farmor pursuant to this Paragraph following that assignment. However, that assignment will not release the Farmee from any obligation that should have been performed by it or any liability that may have accrued to it prior to that assignment.

Compliance by the Farmee with the provisions of this Article will constitute the Farmee’s satisfaction of its obligation to Abandon the wellbore of the applicable Earning Well for the purpose of earning hereunder, subject to a condition subsequent that the Farmee fulfils its remaining obligations associated with the Abandonment of that well pursuant to Subclause 3.04A, including, if applicable, the payment of any amount required pursuant to Subclause 7.02A.

7.02 Well May Be Abandoned For Account Of Farmee

A. If the Farmor takes over a well pursuant to this Article, the Farmor will Complete or commence to Abandon the well within 6 months of the Farmor's election to take over that well, provided that this period will be extended to 12 months if the Farmout Lands are in a winter access only area. If the Farmor commences to Abandon the well within the applicable period, the Farmor will Abandon that well for the account of the Farmee, provided that the Farmee will not be responsible for any extra costs of Abandonment resulting from the Farmor's takeover of that well. The Farmor will calculate the Abandonment costs for which the Farmee is responsible under this Clause and the net salvage value of the material and equipment the Farmee had installed respecting that well. The Farmor will provide the Farmee with a statement showing the calculation of the proposed adjustment of accounts in reasonable detail. The Party owing an amount will pay that amount to the other Party within 30 days of the receipt of that statement. However, the amount of the adjustment will be determined pursuant to Clause 15.01 if the Parties are unable to agree on the amount of the adjustment, and the resultant payor will pay the payee the amount so determined within 30 days of that determination.

B. If the Farmor does not Complete or commence to Abandon the well within the period in Subclause A of this Clause, the Farmee will calculate the amount of the estimated net salvage value of the material and equipment assigned to the Farmor. The Farmor will pay that amount within 30 days of receiving an invoice for same. If the Parties are unable to agree on that value estimate, the applicable value will be determined under Clause 15.01, and the resultant payor will pay the payee the amount so determined within 30 days of that determination. The Farmee will cease to be responsible for Abandonment costs if the Farmor so retains the well.

7.03 Effect On Farmee's Interest

If, within the applicable 6 or 12 month period prescribed by the preceding Clause, the Farmor successfully Completes the well in a zone originally contained in the Farmout Lands, the Farmee will assign to the Farmor, without warranty, the Farmee's Working Interest in the Spacing Unit for that well in only the zone(s) Completed by the Farmor and the Petroleum Substances therein, effective as of the date of the Farmor's election to take over that well. That assignment will not release the Farmee from any obligation that should have been performed by it or any liability that may have accrued to it prior to that assignment. If the Farmor does not Complete the well in a zone originally contained in the Farmout Lands within that applicable period, or if the Farmor Completes the well in only a Reserved Formation within that period, the Farmee will not be required to make an assignment to the Farmor pursuant to this Clause.

7.04 Operating Procedure Applies Among Farmor Parties

A. If the Farmor is comprised of more than one Party and one or more (but fewer than all) of the Farmor Parties elect to conduct additional tests for a well proposed to be Abandoned pursuant to this Article, those Farmor Parties that do not elect to participate in those tests will not be entitled to participate in the takeover and Completion of the well in the tested zone. If one or more (but fewer than all) of the Farmor Parties elect to take over a well proposed to be Abandoned pursuant to this Article, that takeover will be: (i) at the sole cost, risk and expense of those Parties taking over the well; (ii) deemed to be an independent operation under Articles IX and X of the Operating Procedure, if any; and (iii) subject to Article 10.00 mutatis mutandis, as between those Farmor Parties that take over the well and those Farmor Parties that do not elect to take over that well. In such event, the amount (if any) paid to the Farmee pursuant to Clause 7.02 will be deemed to be an Operating Cost for the purpose of determining the amount of any penalty applicable to the takeover and Completion.

B. From and after the effective date referred to in Clause 7.03, the Operating Procedure will apply mutatis mutandis to the Farmor Parties respecting a well taken over pursuant to Subclause 7.04A and the applicable zone(s) of the Spacing Unit, provided that, if Article 6.00 has been selected to apply, the Overriding Royalty will not be payable for that well until such time as the production penalty prescribed by the Operating Procedure for that operation is recovered or ceases to apply. At that time, each Farmor Party that elected not to participate in the takeover of that well may elect to convert to a Working Interest in that well on the same basis as is provided in Article 6.00. The Farmor Parties will appoint one of them to be the initial Operator under the Operating Procedure. If no Operating Procedure is included in the Agreement, the term "Operating Procedure" in this Clause means the standard form 1990 CAPL Operating Procedure and as an attachment thereto the standard form 1996 PASC Accounting Procedure, with those rates and elections as the Farmor Parties taking over that well may negotiate at the required time.

7.05 Abandonment Obligation For Other Royalty Wells

The provisions of this Article will apply in the same manner to any Royalty Well on the Royalty Lands that is not an Earning Well, subject to the following conditions:

the Royalty Owner only has the right to take over that Royalty Well if it then retains a right to convert its Overriding Royalty to a Working Interest in an Earning Well under Article 6.00; and

the Royalty Owner does not have the right to elect to take over that Royalty Well until the Parties holding Working Interests in that well have all elected to Abandon that well.

8.00 AREA OF MUTUAL INTEREST

This optional Article 8.00 will / will not X (Specify) apply herein.

~~8.01 Scope Of Area Of Mutual Interest Obligation~~

~~The Head Agreement outlines the definition of Mutual Interest Lands, the duration of the obligations in this Article and the interests of the Parties therein. Notwithstanding those provisions, a Party will be deemed to have acquired any Mutual Interest Lands acquired by an Affiliate of that Party, and the obligations in this Article will not apply to:~~

~~interests acquired by a Party or an Affiliate of that Party pursuant to a corporate reorganization, the amalgamation with a third party or the acquisition of a third party; and~~

~~legal or beneficial interests acquired by a Party or an Affiliate of that Party prior to the Effective Date, including any documents of title issued in direct substitution for the documents of title under which those interests had been held prior to the Effective Date.~~

~~8.02 Crown Mutual Interest Lands~~

~~If any Party wishes to acquire Mutual Interest Lands that the Crown offers for sale during the term of this Article, that Party will first consult with the other Parties at least 48 hours prior to the applicable bid submission deadline, to attempt to establish a joint bid to acquire those Mutual Interest Lands. If unanimous agreement is reached by the Parties for joint acquisition of those Mutual Interest Lands, the Farmee (or the agreed upon Party) will submit that bid on behalf of all Parties. If the Parties do not agree on the terms of a joint bid for those Mutual Interest Lands, any Party may submit an independent bid for those lands, subject to Clause 8.03. If agreement is reached by 2 or more (but not all) Parties after that consultation, the Parties that were able to agree on the terms of a joint bid will have the right to participate in that bid in the proportions of their interests stipulated in the Head Agreement or in such other percentages as those Parties may agree. Each Party participating in a bid under this Clause will pay its share of the applicable amount to the Party that submitted the bid within 24 hours of being advised that the bid was successful.~~

~~8.03 Notice Of Acquisition Of Mutual Interest Lands~~

~~If any Party acquires Mutual Interest Lands or rights thereto:~~

~~at a Crown sale without consulting the other Parties or without disclosing to them the price it was prepared to pay for that acquisition;~~

~~at a Crown sale where unanimous agreement was not reached pursuant to Clause 8.02 and the price paid to acquire those Mutual Interest Lands differs by more than 5% from the last price the acquiring Party disclosed it was prepared to bid for the joint acquisition of those Mutual Interest Lands; or~~

~~other than by bidding at a Crown sale, if that acquisition is included within the definition of Mutual Interest Lands;~~

~~the acquiring Party will acquire those Mutual Interest Lands or rights subject to the rights of the other Parties under this Article. The acquiring Party will deliver notice to the other Parties describing the material provisions of the acquisition of those Mutual Interest Lands or rights within 5 days of that acquisition.~~

~~8.04 Right To Acquire Mutual Interest Lands~~

~~A. Each Party receiving a notice pursuant to Clause 8.03 may elect to participate in the acquisition of the applicable Mutual Interest Lands by notice to the acquiring Party within 7 days of the receipt of the acquiring Party’s notice. A Party may elect to participate in that acquisition to the extent of that percentage interest stipulated for that Party in the Head Agreement or to the extent of that percentage interest increased by its proportionate share of participation in that acquisition, with a limitation as to the maximum amount of increased participation which that Party is prepared to accept. Failure by a Party to limit participation in its notice to acquire an interest in those Mutual Interest Lands will be deemed to be an election to participate for its proportionate share of the interest. Any unassumed percentage of participation following these elections will remain with the acquiring Party. Once the respective interests of the Parties in the Mutual Interest Lands are determined, each Party that elected to acquire an interest in those lands will pay the corresponding share of the cash consideration of that acquisition to the acquiring Party within 7 days of receipt of the acquiring Party's invoice therefor.~~

~~B. Notwithstanding any other provision of this Article, if a Party has not received all information to which it is or will be entitled (other than from Production Tests delayed with the Farmor's consent) for any Earning Well Spudded prior to an acquisition of Mutual Interest Lands, a Party may, by notice to the other Parties, defer its election to acquire an interest in those Mutual Interest Lands until such time as all of that information is received. If this condition applies, the applicable Parties may each elect to acquire an interest in the Mutual Interest Lands pursuant to Subclause A within 10 days following the receipt of the last of that information.~~

~~8.05 Third Party Seismic Options And Farmins~~

~~If farmins and other earning arrangements with third parties are within the scope of Mutual Interest Lands and the consideration for the acquisition of Mutual Interest Lands is the drilling of a well or the conduct of certain operations, a Party that elects to acquire a portion of the acquiring Party's interest or rights in that acquisition will be required to assume a corresponding share of the cost, risk and expense of the applicable operations. If the terms of that acquisition enable the Parties to earn additional interests by conducting optional operations and fewer than all of the Parties that participated in that acquisition agree to exercise that option, only those Parties participating in that optional operation will be entitled to any portion of the interest so earned and any additional associated rights or options thereunder.~~

~~8.06 Pre-Existing Encumbrances On Mutual Interest Lands~~

~~If the Mutual Interest Lands acquired by the acquiring Party are not acquired at a Crown sale and are acquired subject to an overriding royalty, production payment or other charge of a similar nature, the acquiring Party must disclose that encumbrance in the notice of acquisition that it gives to the other Parties under this Article. Those Parties that elect to acquire an interest in those Mutual Interest Lands will assume a corresponding share of that disclosed encumbrance. However, the obligation to assume an encumbrance under this Clause will not apply to any encumbrance created directly or indirectly by or through an acquiring Party with an Affiliate, director, officer, agent, employee, independent contractor or consultant of that acquiring Party in conjunction with that acquisition.~~

~~8.07 Application Of Operating Procedure~~

~~The relationship of the Parties and the maintenance and operation of lands acquired pursuant to this Article will be governed by the Operating Procedure, unless those lands are to be governed by a different agreement or those lands were acquired by some, but fewer than all, Parties. If those lands were acquired by fewer than all Parties, the Operating Procedure will apply mutatis mutandis to those lands, and, if the Operator under the Operating Procedure is not an acquiring Party therein, the acquiring Parties will appoint an Operator for those lands as provided in the Operating Procedure.~~

~~8.08 Parties Not Required To Disclose Information~~

~~Nothing in this Article requires a Party to disclose to any other Party:~~

~~any information beyond that information which the Party is required to provide to that other Party pursuant to this Agreement at that time; or~~

~~any interpretation developed by that Party at its own expense from geological, geophysical or other data acquired by that Party under this Agreement.~~

9.00 WELL INFORMATION TO FARMOR

9.01 Farmor's Well Information Requirements - Earning Wells

For each Earning Well, the Farmee will supply the Farmor with the information prescribed in the well information requirement Schedule attached to this Agreement.

9.02 General Conditions Applicable To Earning Well Information

A. The Farmee will conduct its drilling and Completion operations for an Earning Well in material compliance with the drilling and Completion programs supplied to the Farmor for that well. The Farmee will supply all data to be provided to the Farmor under this Article at the Farmee’s sole cost and expense. The Farmor will advise the Farmee, by notice, of:

(a) the Farmor's representative(s) to whom the Farmee is to provide the information described in this Article; and

(b) the reasonable number of additional copies or samples of any of that information required by the Farmor if the Farmor requires more than 1 copy or sample.

Upon reasonable notice by the Farmor, the Farmee will allow authorized representatives of the Farmor access to the wellsite of an Earning Well, including derrick floor privileges, at the Farmor's sole cost, risk and expense. The Farmee will also advise the Farmor of its intention to conduct a logging or testing program with respect to an Earning Well a sufficient time prior to the conduct of those logs or tests to provide the Farmor with a reasonable opportunity to have its representatives present at the wellsite to observe those logs or tests.

9.03 Well Information To Royalty Owners

If the Royalty Payor drills a Royalty Well on the Royalty Lands that is not an Earning Well, the Royalty Payor will supply the following information to the Royalty Owner:

notice of intention to drill that Royalty Well prior to the Spudding of that well; and

the additional information described in the well information requirement Schedule and this Article only if the Royalty Owner retains the right to convert its share of the Overriding Royalty to a Working Interest pursuant to Article 6.00 for the Earning Well for which the Farmee earned the Royalty Lands on which that Royalty Well is located. However, if that Royalty Well is being drilled to obtain information to evaluate any petroleum and natural gas rights within 3.2 kilometers of that well that have been offered for sale at a Crown land sale and the provisions of Article 8.00 are not then in effect, the obligation to deliver that additional information will be suspended until 7 days following the applicable Crown land sale.

10.00 LIABILITY AND INDEMNITY

10.01 Farmee's Responsibility

Except to the extent that the Operating Procedure becomes effective between the Farmor and the Farmee hereunder, the Farmee will:

be liable to the Farmor for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise) that the Farmor may suffer, sustain, pay or incur; and, in addition indemnify and hold harmless the Farmor and its directors, officers, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by the Farmor, its directors, officers, agents and employees or that they may sustain, pay or incur;

insofar as they are a direct result of: (i) any act or omission (whether negligent or otherwise) of the Farmee with respect to operations or activities conducted by it or on behalf of it hereunder; (ii) a breach of a provision herein by the Farmee; or (iii) the wilful or wanton misconduct of the Farmee, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with the Farmor’s written instructions or written concurrence. Costs described in this Clause will include reasonable legal costs on a solicitor-client basis.

10.02 Farmor's Responsibility

The provisions of the preceding Clause will apply mutatis mutandis to the Farmor’s operations, activities and obligations with respect to the Farmout Lands or the Reserved Formations.

11.00 LAND MAINTENANCE COSTS

11.01 Farmor To Pay Rentals During Earning Phase

Subject to Subclause 2.02B, the Farmor will initially pay all rentals, shut-in or suspended well payments and any other payments required to maintain the Farmout Lands in good standing during the period in which the Farmee retains the right to earn an interest in the Farmout Lands.

11.02 Farmee To Reimburse Farmor

This optional Clause 11.02 will X will not (Specify) apply herein.

The Farmee will pay the Farmor $100,000.00 (U.S. Dollars) within 30 days of the Effective Date as full reimbursement of amounts paid pursuant to the preceding Clause to maintain the Farmout Lands in good standing.

12.00 ASSIGNMENT

12.01 Incorporation Of Assignment Procedure

The 1993 CAPL Assignment Procedure is incorporated by reference into the Agreement, and will be deemed to apply as if it had been included as a Schedule to the Agreement.

12.02 Dispositions Of Royalty Lands

Except as provided in the next sentence, Article XXIV (election 2401A) of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis to any disposition of Royalty Lands by either the Royalty Owner or the Royalty Payor. If: (i) the Agreement includes an Operating Procedure under which election 2401B has been made; (ii) Article 6.00 has been elected to apply hereunder; and (iii) the Royalty Owner then retains the right to convert the Overriding Royalty to a Working Interest under that Article for any portion of the Royalty Lands, Article XXIV of the Operating Procedure will apply mutatis mutandis to any disposition of that portion of the Royalty Lands by either the Royalty Owner or the Royalty Payor, as if the Royalty Owner had elected to convert its Overriding Royalty to a Working Interest in that portion of the Royalty Lands immediately prior to the issuance of any required disposition notice.

13.00 DEFAULT

13.01 Farmor's Default Remedies

A. If the Farmee fails to Spud an Earning Well or commence any other operation by the date required in the Head Agreement (or any mutually agreed extension) and force majeure does not prevent the performance of that obligation, the Farmee’s right to conduct operations hereunder terminates, subject to Subclause 13.01D. If force majeure applies to the Farmee's failure to Spud an Earning Well or commence any other operation, either the Farmor or the Farmee may give notice to the other terminating the Farmee’s right to drill that well or commence that operation if that force majeure has continued for more than 6 months, provided that this period will be extended to 12 months if the Farmout Lands are located in a winter access only area. If the Farmee had conducted operations respecting that well prior to that force majeure, the Farmee will Abandon any associated well site and access roads at its sole cost, risk and expense, unless the Farmor has agreed to accept an assignment of those surface rights.

B. If the Farmee fails to pay the Overriding Royalty or any other amount required to be paid to the Farmor by the Farmee hereunder, Subclauses 505(b), (c) and (d) of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis to that default as if the Farmor is the Operator and the Farmee the defaulting Party thereunder, except that the reference in Paragraph 505(b)(vi) of that document to "Subclause (a) of this Clause" will be amended to read "Clause 5.06".

C. If the Farmee is in default of any of its obligations hereunder or under the Head Agreement, other than as provided in the preceding Subclauses of this Clause, the Farmor may give the Farmee notice stating the nature of that default. If the Farmee fails to commence to remedy that default within 30 days after receipt of that notice or fails to continue to remedy that default with due diligence thereafter, the Farmor may, by notice to the Farmee, terminate all or any portion of the interest of the Farmee acquired in the Farmout Lands hereunder, subject to Subclause D of this Clause.

D. No termination of the Farmee’s interests or rights under this Clause will apply to any portion of the Farmout Lands in which the Farmee had earned a Working Interest hereunder, unless that default is with respect to any condition subsequent applicable to those lands pursuant to Subclause 3.04A.

E. Nothing in this Article will release the Farmee from any obligation: (i) to indemnify or be liable to the Farmor pursuant to Clause 10.01; (ii) to pay any amount owing hereunder by the Farmee; (iii) to keep information confidential; or (iv) if applicable, to finish Abandoning an Earning Well.

F. The rights granted to the Farmor in this Article will be in addition to and not in substitution for any other right or remedy that the Farmor may have under this Agreement. The existence or the exercise of those rights or the termination of the Farmee’s interests or rights under this Clause will not deprive the Farmor of any other right or remedy at law or in equity, including damages and indemnity.

13.02 Application Of Article To Other Financial Defaults

The provisions of Subclause 13.01B will apply mutatis mutandis between the Party owed an amount and the Party owing that amount with respect to: (i) the Farmor’s failure to pay any required amount to the Farmee hereunder; (ii) any failure of a Party to indemnify the other Parties with respect to the operation of Clause 801 of the standard form 1990 CAPL Operating Procedure; and (iii) any failure of a Party to pay any amount applicable to its acquisition of Mutual Interest Lands pursuant to Article 8.00. However, if the default pertains to item (iii) of this Clause, the acquiring Party will have the option, in lieu of those rights, to terminate the defaulting Party’s right to participate in that acquisition of Mutual Interest Lands by notice to that Party.

14.00 RESERVED FORMATIONS

14.01 Farmor's Access To Reserved Formations

The Farmor may enter upon the Farmout Lands at any time to drill a well to penetrate any Reserved Formations and to produce Petroleum Substances therefrom. The Farmor will conduct its drilling and any resultant producing operations with respect to the Reserved Formations in a manner that will interfere as little as is reasonably possible with drilling or production operations conducted on the Farmout Lands pursuant to this Agreement. Nothing in this Clause, however, permits the Farmor to use a well drilled to the Reserved Formations for the production or testing of Petroleum Substances from any zone contained in the Farmout Lands, unless otherwise agreed by the Parties or permitted under the Agreement.

15.00 DISPUTE RESOLUTION

15.01 Disputes Initially Referred To Mediation

The Parties will attempt to resolve any dispute arising under this Agreement through consultation and negotiation in good faith. If those attempts fail, the applicable Parties will then attempt to resolve that dispute through mediation, with costs of the mediation being shared equally by those Parties. However, any Party to that dispute may terminate the mediation at any time upon reasonable notice to the other Parties. If a dispute arises under a provision of this Farmout & Royalty Procedure that makes specific reference to this Clause, a Party must refer that dispute to arbitration for resolution pursuant to the provisions of the Arbitration Act of the Province of Alberta, as amended, after the terminated mediation. Otherwise, a Party may, if it so chooses, resort to judicial proceedings to resolve the dispute after the terminated mediation.

16.00 GOODS AND SERVICES TAXES

16.01 Joint Election For Goods And Services Tax

If the Agreement includes an Operating Procedure, the Parties jointly elect, effective as of the Effective Date, to have the Farmee account for goods and services tax in respect of all properties and services that are supplied, acquired or imported by the Farmee on behalf of the Parties, including, without limitation, any interest in properties that may be acquired by the Farmor pursuant to Article 6.00, while the election is in effect pursuant to paragraph 273(1)(a) of the Excise Tax Act (Canada). If there is more than one Farmee Party or a Party other than the Farmee is conducting operations on behalf of the Parties hereunder, the obligations of the Farmee in this Clause will be assumed by the Farmee Party designated as the representative of the Farmee or that other Party, as the case may be.

17.00 APPLICATION OF PROCEDURES TO FURTHER OPERATIONS

17.01 Application Of Farmout & Royalty Procedure

This Farmout & Royalty Procedure will apply as of the Effective Date. It will apply to all matters or operations pertaining to the Farmout Lands until such time as the Farmee fully performs its obligations for those portions of the Farmout Lands to be earned by it hereunder. Notwithstanding any application of the Operating Procedure pursuant to Clause 17.02, this Farmout & Royalty Procedure will continue to apply following that earning with respect to:

all provisions pertaining to the Overriding Royalty, including, without limitation, Articles 5.00, 6.00, 9.00 and 13.00, insofar as the Overriding Royalty exists hereunder; and

Articles 7.00, 8.00, 10.00, 12.00, 14.00, 15.00 and 16.00, insofar as they do not cease to apply by their own terms.

Nothing in this Clause, however, will relieve the Farmor or the Farmee from any obligation or liability that accrued under the Head Agreement or this Farmout & Royalty Procedure prior to the date the Operating Procedure becomes effective.

17.02 Application Of Operating Procedure

Subject to Clause 17.01 and any restrictions imposed in the Head Agreement, each operation conducted upon any portion of the Farmout Lands in which the Farmee has earned a Working Interest hereunder will be conducted pursuant to the provisions of the Operating Procedure, if any. The initial Operator and the initial Working Interests of the Parties thereunder will be as set forth in the Head Agreement.